EHXIBIT 5



October 2, 2000


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Dear Sir or Madam:


This opinion is furnished in connection with the registration by Alcoa Inc. (the "Company") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), of an aggregate of 1,697,834 shares of common stock, $1.00 par value, of the Company (the "Shares"), which are to be offered and sold by the Company through the following plans: the Cordant Retirement Savings and Investment Plan, the Huck International Inc. Retirement Savings and Investment Plan, the Howmet
Corporation Salaried Employees Savings Plan and the Howmet Corporation Hourly Employees Savings Plan (collectively, the "Plans").

As counsel of the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that the Shares, when issued and sold pursuant to the Plans, will be legally issued, fully paid and non-assessable shares of common stock of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an Exhibit to the Registration Statement with respect to the Shares under the 1933 Act. In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission issued thereunder.


Very truly yours,




/s/Thomas F. Seligson
Thomas F. Seligson